Exhibit 10.1

SUPPLY AGREEMENT

(DELIVERY OF GOODS)

This agreement (“Agreement”) is made on December 16, 2013 by and between

(1)               Quintec Corp., a company organized  and existing under the laws of Nevada, having its registered office at 2360 Corporate Circle, Suite 400, 89074-7722. NV. (the “Buyer”); and

(2)               Yongsheng Group co.,limited .a company organized  and existing under the laws of China, having its registered office at RM 2105 HZ2104, TREND CTR., 29-31 CHEUNG LEE ST., CHAI WAN, HONG KONG  (the "Seller");

also referred below individually as “Party” and together as “Parties”

Whereas the Buyer wishes to acquire the supply of the products defined below and whereas the Seller wishes to supply and deliver such products to the Buyer.

The Buyer and the Seller respectively agree to the following:

1. SUPPLY OF PRODUCTS

1.1              During the term of this Agreement and any extension hereof, the Seller shall sell and supply 3d printing machines and equipment as set out in Schedule 1 hereto (“Products”)  to the Buyer and the Buyer shall buy from the Seller such Products on a non-exclusive basis.

1.2              Notwithstanding 1.1 above, the Seller shall have the exclusive right to market and distribute such Products within Chile.

1.3              The specifications of the Products are set out in Schedule 2 hereto.

1.4              the Seller shall provide to the Buyer the technical information and material in regard to the Products as set out in Schedule 3  hereto.

2. ORDERS

2.1              Each purchase and sale between the Buyer and the Seller shall be evidenced by an order placed by the Buyer (“Order” or in plural “Orders”) to the Seller in accordance with the terms and conditions of this Agreement and the Seller Company shall accept such Orders in writing within 2 working days after receipt of the Order. If the Seller Company does not send a written order confirmation within 2 working days after receipt of the Order, the Order shall be deemed to be accepted by the Seller Company. As long as this Agreement is in force and effect the terms and conditions of this Agreement shall apply to all Orders and all order confirmations of the Seller.

2.2              Orders shall be placed by the Buyer to the Seller in writing (including, without limitation, by e-mail, fax, letter). Each Order shall contain

(a)    the Products and the quantity of each Product ordered by the Buyer,

(b)   the price and

(c)    the destination (address) of delivery (“Destination of Delivery”).

3. PRICE

3.1              The price ("Price") for the Products on the basis of DDP, Destination of Delivery as determined in the Order, INCOTERMS 2000, is specified in Schedule 4 hereof. The Price includes statutory VAT and other taxes, if any.

3.2              Two options can be made to deliver each order, if delivery by Courier(DHL/FEDEX/TNT,etc), on the basis of DDP, if delivery by Sea /Air, on the basis of CFR.

3.3              The price remains fix for the period of the contract

4. INVOICING AND PAYMENT

4.1              The Buyer shall pay to the Seller the Price for the Products ordered within 30 days of receipt of invoice.

5. DELIVERY AND STOCK

5.1              The date for delivery shall be as specified in the order. The minimum delivery time is 3 weeks.

5.2              the Seller shall forthwith give notice to the Buyer of any likely delay in delivery of which it becomes aware and shall provide the Buyer with prompt and reasonable notice of the re-scheduled delivery date.

5.3              If the Seller is late with any delivery of Products, the Buyer shall have the right to cancel the Order for such Products at any time before delivery of relevant Products is effected.

6. TITLE AND RISK

6.1       Title and all risk of loss or damage to the Products shall pass from the Seller to the Buyer when the Products shall be received and unloaded on the basis of DDP Destination of Delivery, or CFR(3.2 above) ,as determined in the Order, INCOTERMS 2000.

7. WARRANTY AND PRODUCT LIABILITY

7.1              The Seller warrant that the Products shall

(a)    replace the Defective Products with Products in accordance with the warranty set out in Art. 7.1 above as soon as possible without any additional cost to the Buyer, or

(b)   repair the Products without any additional cost to the Buyer, or

(c)    reimburse the Buyer the Price paid for the Defective Products.

The Buyer shall inspect the received Products within 7 days after receipt of the delivery and shall inform the Seller within a further period of 2 working days of any  defect.

Following circumstances are not included in the free reparing scope: the damage caused by irresistible force and foreign reason,misapplication, accident, neglect.any modification or fixwithout the authorization .

Warrant period is 6 month after delivery date.

After the free repairing/warrant period , any spare parts/materil  needed, shall pay the costs and shipping charges. The seller must ship the spare parts/materials within 30 days.

7.2              If the Products are defective and/or do not conform with the warranty given in Art. 7.1 above ("Defective Products"), the Seller shall, at the option of the Buyer

(a)    replace the Defective Products with Products in accordance with the warranty set out in Art. 7.1 above as soon as possible without any additional cost to the Buyer, or

(b)   repair the Products without any additional cost to the Buyer, or

(c)    reimburse the Buyer the Price paid for the Defective Products.

7.3              the Seller shall indemnify and hold the Buyer harmless from and against all claims, actions, damages, losses, liabilities (including, without limitation, product liability claims)

Lawyer’s and other leagl fees occur in Chile shall be beared by the Buyer

Lawyer’s and other leagal fees occur in China shall beared by the Seller

7.4              Any claim made under the breach of the warranty obligation as defined in Article 7.1 and 7.2  above shall endure for a period of 3 months after the date of delivery of the Products and any claim made under Art. 7.3 above shall endure until the expiration of the relevant statutes of limitations.

8. MANAGEMENT REPORTING

8.1              the Seller shall report to the Buyer on a quarterly basis, the amount of Product sold.

9. TERM AND TERMINATION

9.1              This Agreement shall come into force and effect on December 14, 2013 (“Effective Date”) and shall remain effective for a period of  one  (1) years. It shall be automatically renewed for subsequent periods of  three (3) months each, unless

(a)    any party gives to the other party a written notice not to renew this Agreement at least one (1) month prior to the expiration of the initial term or any such subsequent term of this Agreement, or

(b)   this Agreement terminates in accordance with 9.2 below.

9.2                           Notwithstanding Art. 9.1 above this Agreement may be terminated at any time by each party on written notice with immediate effect in the event that:

(a)    proceedings in bankruptcy or insolvency are instituted by or against the other party or a receiver, trustee, administrator or liquidator is appointed in respect of any part of the other party´s assets or any similar relief is granted under any applicable bankruptcy or equivalent law;

(b)   one party (the defaulting party) shall be in breach, non-observance or non-performance of any of its obligations in this Agreement and does not remedy the same within 14 days of notice of such failure or breach being served upon it by the other party (the non-defaulting party).

10. FORCE MAJEURE

10.1          In this Section “Force Majeure” shall mean any event beyond the reasonable control of the Buyer or the Seller, and which is unavoidable not withstanding the reasonable care of the party affected, and shall include but not be limited to war, insurrection, riot, civil unrest, sabotage, boycott, embargo, explosion, fire, earthquake, flood, unavoidable accident, epidemic, act of God, action or inaction of any governmental official or agency (civil or military) and refusal of any licences or permits, if properly applied for.

10.2          If either Party is prevented from or delayed in performing any of its obligations under this Agreement by an event of Force Majeure, then it shall notify the other in writing of the occurrence of such event and the circumstances thereof within fourteen (14) days after the occurrence of such event.

10.3          The Party who has given such notice shall be excused from the performance or punctual performance of its obligations under this Agreement for so long as the relevant event of Force Majeure continues and to the extent that such Party’s performance is prevented or delayed. The occurrence of any event of Force Majeure affecting either party shall not give rise to any claim for damages or additional costs and expenses suffered or incurred by reason of Force Majeure.

10.4          If the performance of the work by the Buyer is substantially prevented or is delayed for an aggregate period of more than sixty (60) days on account of one or more events of Force Majeure during the currency of this Agreement, the Buyer and or the Seller may terminate this Agreement by giving written notice to the Seller and / or the Buyer as the case may be.

11. NOTICES

All notices, requests, demands and other communications shall be in writing (including fax) in the English language and shall be addressed to each party at the address specified above.  Notices can also be sent via the customary email communication addresses used by the Parties with each other, though receipt of such communication must be confirmed by the receiving Party.

12.  MISCELLANEOUS

12.1          This Agreement shall be governed by and construed in accordance with the laws of China

12.2          All disputes between the parties as to the validity, execution, performance, interpretation or termination of this Agreement will be submitted to the exclusive jurisdiction of the Courts of China.

12.3          All Schedules attached to this Agreement are incorporated herein and shall be part of this Agreement.

12.4          Except as otherwise specifically provided herein, neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party.

12.5          This agreement is non-binding for both parties and can be terminated at anytime with written notice.

The Buyer and the Seller have executed this Agreement at the day and year first above written.

The Buyer: Quintec Corp.

Sign:               ______________________

Date:               2013-12-16

The Seller: Yongsheng Group Co., Limited

Sign:    ______________________

Date:                           2013-12-16

SCHEDULE 1: LIST OF PRODUCTS

3D printer machine with SPECIFICATIONS  in SCHEDULE 2 SCHEDULE 2: SPECIFICATIONS OF PRODUCTS

3D printer basic properties

Printers total volume: 320 * 467 * 381mm

Packing size: 565 * 430 * 535mm

Weight (including packaging): 15KG

Building Size: 225 * 145 * 150mm

Input voltage: 110V

Power: 90V

Plat forming temperature: about 120 (proper heating in winter, proper cooling in summer)

Extrusion nozzle flow is about 24cc / hour

Supported operating systems: Windows XP Windows7

Software: ReplicatorG or west to CTC Chinese Version

Print materials: ABS, PLA

Material properties: non-industrial level of 3D printers and PCL ABS material with a diameter of 1.75mm

Layer accuracy: 0.1mm-0.5mm

Positioning accuracy: XY axis 0.011mm

Filament diameter: Z axis 0.0025mm

Nozzle diameter: 0.4mm

Movement axis speed: 30mm/s-100mm/s

Recommended nozzle moving speed: 35-40 mm / s

Input file types: stl, gcode

SCHEDULE 3: TECHNICAL INFORMATION AND MATERIAL

SCHEDULE 4: PRICES OF THE PRODUCTS

(on the basis of DDP, Destination of Delivery as determined in the Order, INCOTERMS 2000, as follows:)

If shippment term is Courier (DHL/FEDEX/TNT,etc), DDP price is  at USD 1417usd/set (No VAT) for 3d Printer machine with above specification(SCHEDULE 2)

If shippment term is Sea/Air, price is at USD 1498/set, with  VAT.

Shippment term shall be based on the Quantilty of  each order, and make a agreement throught email communication.